Exhibit 3.2

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

MSG RANGERS CORP.

FIRST. The name of this corporation (hereinafter called the “Corporation”) is “MSG Rangers Corp.”

SECOND. The registered office of the Corporation shall be the street address of its registered agent in the State of Nevada. The Corporation may, from time to time, in the manner provided by law, change the registered agent and registered office within the State of Nevada. The Corporation may also maintain an office or offices for the conduct of its business, either within or without the State of Nevada.

THIRD. The nature of the business and of the purposes to be conducted and promoted by the Corporation are to conduct any lawful business, to promote any lawful purpose, and to engage in any lawful act or activity for which corporations may be organized under the NRS.

FOURTH. The aggregate number of shares of capital stock which the Corporation shall have authority to issue shall be 165,000,000 shares, which shall be divided into the following classes:

(a) 120,000,000 shares shall be of a class designated Class A common stock, par value $0.01 per share (“Class A Common Stock”);

(b) 30,000,000 shares shall be of a class designated Class B common stock, par value $0.01 per share (“Class B Common Stock” and together with Class A Common Stock, “Common Stock”);

(c) 15,000,000 shares shall be of a class designated preferred stock, par value $0.01 per share (“Preferred Stock”).

The following is a statement of (a) the designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, of the Common Stock, and (b) the authority expressly vested in the Board of Directors hereunder with respect to the issuance of any series of Preferred Stock:

A.	Common Stock.

I.	Priority of Preferred Stock.

Each of the Class A Common Stock and Class B Common Stock is subject to all the powers, rights, privileges, preferences and priorities of any series of Preferred Stock as are stated and expressed herein and as shall be stated and expressed in any certificate(s) of designation filed with respect to any series of Preferred Stock pursuant to authority expressly granted to and vested in the Board of Directors by the provisions of Section B of this Article FOURTH (each, a “Certificate of Designation”).

II.	Dividends and Other Distributions.

Subject to (a) any other provisions of these amended and restated articles of incorporation (as amended from time to time, these “Articles of Incorporation”), including, without limitation, Section A.V of this Article FOURTH, and (b) the provisions of any Certificates of Designation filed with respect to any series of Preferred Stock, holders of Class A Common Stock and Class B Common Stock shall be entitled to receive equally on a per share basis such dividends and other distributions in cash, stock or property of the Corporation as may be declared thereon by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefor; provided that, subject to Section A.V of this Article, the Board of Directors shall declare no dividend or other distribution, and no dividend or other distribution shall be paid, with respect to any outstanding share of Class A Common Stock or Class B Common Stock, whether paid in cash or property, unless, simultaneously, the same dividend or other distribution is paid with respect to each share of Class A Common Stock and Class B Common Stock.

III.	Voting.

(a) Except as otherwise required (i) by statute, (ii) pursuant to the provisions of these Articles of Incorporation, or (iii) pursuant to the provisions of any Certificates of Designation filed with respect to any series of Preferred Stock, the holders of Common Stock shall have the sole right and power to vote on all matters on which a vote of stockholders is to be taken. At every meeting of the stockholders, each holder of Class A Common Stock shall be entitled to cast one (1) vote in person or by proxy for each share of Class A Common Stock standing in his, her or its name on the transfer books of the Corporation and each holder of Class B Common Stock shall be entitled to cast ten (10) votes in person or by proxy for each share of Class B Common Stock standing in his, her or its name on the transfer books of the Corporation.

Except in the election of directors of the Corporation (voting in respect of which shall be governed by the terms set forth in subsections (b) and (c) of this Section III) and as otherwise required (i) by statute, (ii) pursuant to the provisions of these Articles of Incorporation, or (iii) pursuant to the provisions of any Certificates of Designation filed with respect to any series of Preferred Stock, the holders of Common Stock shall vote together as a single class; provided, that the affirmative vote or consent of the holders of at least 66 2/3% of the outstanding shares of Class B Common Stock, voting separately as a class, shall be required for (1) the authorization or issuance of any additional shares of Class B Common Stock and (2) any amendment, alteration or repeal of any of the provisions of these Articles of Incorporation which adversely affects the powers, preferences or rights of Class B Common Stock. Except as provided in the previous sentence, the number of authorized shares of any class of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of the outstanding stock of the Corporation entitled to vote.

(b) With respect to the election of directors:

(i) If on the record date for notice of any meeting of stockholders of the Corporation at which directors are to be elected by the holders of Common Stock (the “Common Stock Directors”), the aggregate number of outstanding shares of Class A

Common Stock is at least 10% of the total aggregate number of outstanding shares of Common Stock, holders of Class A Common Stock shall vote together as a separate class and shall be entitled to elect 25% of the total number of Common Stock Directors; provided, that if such 25% is not a whole number, then the holders of Class A Common Stock, voting together as a separate class, shall be entitled to elect the nearest higher whole number of directors that is at least 25% of the total number of the Common Stock Directors. Subject to subsection (iii) of this Section III(b), holders of Class B Common Stock shall vote together as a separate class to elect the remaining Common Stock Directors;

(ii) If on the record date for notice of any meeting of stockholders of the Corporation at which Common Stock Directors are to be elected, the aggregate number of outstanding shares of Class A Common Stock is less than 10% of the total aggregate number of outstanding shares of Common Stock, the holders of Common Stock shall vote together as a single class with respect to the election of the Common Stock Directors and the holders of Class A Common Stock, voting together as a separate class, shall not have the right to elect 25% of the Common Stock Directors, but shall have one (1) vote per share for all Common Stock Directors and the holders of Class B Common Stock shall be entitled to ten (10) votes per share for all Common Stock Directors; and

(iii) If on the record date for notice of any meeting of stockholders of the Corporation at which Common Stock Directors are to be elected, the aggregate number of outstanding shares of Class B Common Stock is less than 12 1/2% of the total aggregate number of outstanding shares of Common Stock, then the holders of Class A Common Stock, voting together as a separate class, shall continue to elect a number of directors equal to 25% of the total number of Common Stock Directors (or the next highest whole number) in accordance with subsection (b)(i) of this Section III and, in addition, shall vote together with the holders of Class B Common Stock, as a single class, to elect the remaining Common Stock Directors, with the holders of Class A Common Stock entitled to one (1) vote per share for all Common Stock Directors and the holders of Class B Common Stock entitled to ten (10) votes per share for all Common Stock Directors.

(c) Any vacancy in the office of a Common Stock Director elected by the holders of Class A Common Stock voting as a separate class during the term for which such Common Stock Director was elected shall be filled by a vote of holders of Class A Common Stock voting as a separate class, and any vacancy in the office of a Common Stock Director elected by the holders of Class B Common Stock voting as a separate class during the term for which such Common Stock Director was elected shall be filled by a vote of holders of Class B Common Stock voting as a separate class or, in the absence of a stockholder vote, in the case of a vacancy in the office of a Common Stock Director elected by either class during the term for which such Common Stock Director was elected, such vacancy may be filled by the remaining directors of such class. Except as provided in the foregoing sentence, any vacancy on the Board of Directors may be filled by a vote of holders of Class A Common Stock or the Common Stock Directors elected thereby if the number of Common Stock Directors elected thereby is then less than 25% of the total number of Common Stock Directors, and otherwise may be filled by a vote of holders of Class B Common Stock or the Common Stock Directors elected thereby; provided, that in each case at the time of the filling of such vacancy, the holders of such class of stock were then entitled to elect directors to the Board of Directors by class vote. Any director elected by the Board of Directors to fill a vacancy shall serve until the next annual meeting of stockholders (at which time such person’s term shall expire) and until such person’s successor has been duly elected and qualified, or until such person’s earlier resignation, death or removal. If the Board of Directors increases the number of directors in accordance with Article FIFTH of these Articles of Incorporation, any newly created directorship may be filled by the Board of Directors; provided that, so long as the holders of Class A Common Stock have the rights provided in subsections (b) and (c) of this Section III in respect of the last preceding annual meeting of stockholders to elect 25% of the total number of Common Stock Directors, (i) the Board of Directors may be so enlarged by the directors only to the extent that at least 25% of the enlarged board consists of (1) Common Stock Directors elected by the holders of Class A Common Stock, (2) persons appointed to fill vacancies created by the death, resignation or removal of persons elected by the holders of Class A Common Stock or (3) persons appointed by Common Stock Directors elected by holders of Class A Common Stock or persons appointed to fill vacancies created by the death, resignation or removal of persons elected by holders of Class A Common Stock and (ii) each person filling a newly-created directorship is designated either (x) as a Common Stock Director to be elected by holders of Class A Common Stock and is appointed by Common Stock Directors elected by holders of Class A Common Stock or persons appointed to fill vacancies created by the death, resignation or removal of persons elected by holders of Class A Common Stock or (y) as a Common Stock Director to be elected by holders of Class B Common Stock and is appointed by Common Stock Directors elected by holders of Class B Common Stock or persons appointed to fill vacancies created by the death, resignation or removal of persons elected by the holders of Class B Common Stock.

(d) Notwithstanding anything in this Section III to the contrary, the holders of Class A Common Stock shall have exclusive voting power on all matters upon which, pursuant to these Articles of Incorporation or applicable laws, the holders of Common Stock are entitled to vote, at any time when no shares of Class B Common Stock are issued and outstanding.

(e) Wherever any provision of these Articles of Incorporation or the bylaws of the Corporation (as amended from time to time, the “Bylaws”) sets forth a specific percentage of the shares outstanding and entitled to vote which is required for approval or ratification of any action upon which the vote of the stockholders is required or may be obtained, such provision shall mean such specified percentage of the votes entitled to be cast by holders of shares then outstanding and entitled to vote on such action.

(f) No action of stockholders of the Corporation required or permitted to be taken at any annual or special meeting of stockholders of the Corporation may be taken without a meeting of stockholders, without prior notice and without a vote, and the power of the stockholders of the Corporation to consent in writing to the taking of any action without a meeting is specifically denied. Notwithstanding this clause (f), the holders of any series of Preferred Stock of the Corporation shall be entitled to take action by written consent to such extent, if any, as may be provided in the Certificate of Designation(s) setting forth the terms of such series.

IV.	Conversion Rights.

(a) Subject to the terms and conditions of this Article FOURTH, each share of Class B Common Stock shall be convertible at any time and from time to time, at the option of the holder thereof, at the office of any transfer agent for such Class B Common Stock and at such other place or places, if any, as the Board of Directors may designate, or, if the Board of Directors shall fail to so designate, at the principal office of the Corporation (attention of the Secretary of the Corporation), into one (1) fully paid and non-assessable share of Class A Common Stock. Upon conversion, the Corporation shall make no payment or adjustment on account of dividends or other distributions accrued or in arrears on Class B Common Stock surrendered for conversion or on account of any dividends or other distributions on the Class A Common Stock issuable on such conversion; provided, that the foregoing shall not affect the right of any holder of Class B Common Stock on the record date for any dividend or other distribution to receive payment of such dividend or other distribution. Before any holder of Class B Common Stock shall be entitled to convert the same into Class A Common Stock, he or she shall surrender the certificate or certificates (if any) for such Class B Common Stock at the office of said transfer agent (or other place as provided above), which certificate or certificates, if the Corporation shall so request, shall be duly endorsed to the Corporation or in blank or accompanied by proper instruments of transfer to the Corporation or in blank (such endorsements or instruments of transfer to be in form satisfactory to the Corporation), or, if the shares to be converted are uncertificated, shall deliver an appropriate instrument or instruction to the office of said transfer agent (or other place as provided above), and, in either case, shall give written notice to the Corporation at said office that he or she elects so to convert said Class B Common Stock in accordance with the terms of this Section IV, and shall state in writing therein the name or names in which he or she desires the shares of Class A Common Stock to be issued. Every such notice of election to convert shall constitute a binding contract between the holder of such Class B Common Stock and the Corporation, whereby the holder of such Class B Common Stock shall be deemed to subscribe for the amount of Class A Common Stock which he or she shall be entitled to receive upon such conversion, and, in satisfaction of such subscription, to deposit the Class B Common Stock to be converted and to release the Corporation from all liability thereunder, and thereby the Corporation shall be deemed to agree that the surrender of the certificate or certificates therefor, if any, and the extinguishment of liability thereon shall constitute full payment of such subscription for Class A Common Stock to be issued upon such conversion. The Corporation will as soon as practicable thereafter, (i) if the applicable shares of Class A Common Stock are certificated, issue a certificate or certificates for the number of full shares of Class A Common Stock to which he or she shall be entitled as aforesaid and, if less than all of the shares of Class B Common Stock represented by any one certificate are to be converted, issue a new certificate representing the shares of Class B Common Stock not converted, and deliver such certificates at the office of said transfer agent (or other place as provided above) to the person for whose account such Class B Common Stock was so surrendered, or to his, her or its nominee or nominees, or (ii) if the applicable shares of Class A Common Stock are uncertificated, issue the number of full shares of Class A Common Stock to which he, she or it shall be entitled as aforesaid and deliver a notice of issuance of the uncertificated shares or other evidence of shares held in book-entry form at the office of said transfer agent (or other place as provided above) to the person for whose account such Class B Common Stock was so surrendered, or to his, her or its nominee or nominees. Subject to the provisions of subsection (c) of this Section IV, such conversion shall be deemed to have been made as of the date of such surrender of the certificates, if any, or an appropriate instrument or instruction, if applicable, with respect to the Class B Common Stock to be converted; and the person or persons entitled to receive the Class A Common Stock issuable upon conversion of such Class B Common Stock shall be treated for all purposes as the record holder or holders of such Class A Common Stock on such date. Upon conversion of shares of Class B Common Stock, shares of Class B Common Stock so converted will be canceled and retired by the Corporation, such shares shall not be reissued and the number of shares of Class B Common Stock which the Corporation shall have authority to issue shall be decreased by the number of shares of Class B Common Stock so converted and the Board of Directors shall take such steps as are required to so retire such shares.

(b) The issuance of shares of Class A Common Stock upon conversion of shares of Class B Common Stock shall be made without charge for any stamp or other similar tax in respect of such issuance. However, if any such shares are to be issued in a name other than that of the holder of the share or shares of Class B Common Stock converted, the person or persons requesting the issuance thereof shall pay to the Corporation the amount of any tax which may be payable in respect of any transfer involved in such issuance or shall establish to the satisfaction of the Corporation that such tax has been paid or that no such tax is due.

(c) The Corporation shall not be required to convert Class B Common Stock, and no surrender of Class B Common Stock shall be effective for that purpose, while the stock transfer books of the Corporation are closed for any purpose; but the surrender of Class B Common Stock for conversion during any period while such books are closed shall be deemed effective for conversion immediately upon the reopening of such books, as if the conversion had been made on the date such Class B Common Stock was surrendered.

(d) The Corporation will at all times reserve and keep available, solely for the purpose of issue upon conversion of the outstanding shares of Class B Common Stock, such number of shares of Class A Common Stock as shall be issuable upon the conversion of all such outstanding shares; provided, that nothing contained herein shall be construed to preclude the Corporation from satisfying its obligations in respect of the conversion of the outstanding shares of Class B Common Stock by delivery of shares of Class A Common Stock which are held in the treasury of the Corporation. The Corporation covenants that if any shares of Class A Common Stock, required to be reserved for purposes of conversion hereunder, require registration with or approval of any governmental authority under any federal or state law before such shares of Class A Common Stock may be issued upon conversion, the Corporation will use its best efforts to cause such shares to be duly registered or approved, as the case may be. The Corporation will endeavor to list the shares of Class A Common Stock required to be delivered upon conversion prior to such delivery upon each national securities exchange, if any, upon which the outstanding Class A Common Stock is listed at the time of such delivery. The Corporation covenants that all shares of Class A Common Stock which shall be issued upon conversion of the shares of Class B Common Stock will, upon issue, be fully paid and non-assessable and not entitled to any preemptive rights.

V.	Securities Distributions.

(a) The Corporation may declare and pay a dividend or distribution consisting of shares of Class A Common Stock, Class B Common Stock or any other securities of the Corporation or any other person (hereinafter sometimes called a “share distribution”) to holders of one or more classes of Common Stock only in accordance with the provisions of this Section V.

(b) If at any time a share distribution is to be made with respect to Class A Common Stock or Class B Common Stock, such share distribution may be declared and paid only as follows:

(i) a share distribution consisting of shares of Class A Common Stock (or Convertible Securities (as defined below) convertible into or exercisable or exchangeable for shares of Class A Common Stock) to holders of Class A Common Stock and Class B Common Stock, on an equal per share basis;

(ii) a share distribution consisting of shares of Class A Common Stock (or Convertible Securities convertible into or exercisable or exchangeable for shares of Class A Common Stock) to holders of Class A Common Stock and, on an equal per share basis, shares of Class B Common Stock (or like Convertible Securities convertible into or exercisable or exchangeable for shares of Class B Common Stock) to holders of Class B Common Stock; and

(iii) a share distribution consisting of any class or series of securities of the Corporation or any other person other than as described in clauses (i) and (ii) of this subsection (b) of this Section V, either (1) on the basis of a distribution of identical securities, on an equal per share basis, to holders of Class A Common Stock and Class B Common Stock or (2) on the basis of a distribution of one class or series of securities to holders of Class A Common Stock and another class or series of securities to holders of Class B Common Stock; provided, that the securities so distributed (and, if the distribution consists of Convertible Securities, the securities into which such Convertible Securities are convertible or for which they are exercisable or exchangeable) do not differ in any respect other than differences in their rights (other than voting rights) consistent in all material respects with the differences between the Class A Common Stock and the Class B Common Stock and difference in their relative voting rights, with holders of shares of Class B Common Stock receiving the class or series having the higher relative voting rights (without regard to whether such voting rights differ to a greater or lesser extent than the corresponding differences in the voting rights of the Class A Common Stock and the Class B Common Stock provided in Section A.III of this Article FOURTH); provided, that if the securities so distributed constitute capital stock of a subsidiary of the Corporation, such voting rights shall not differ to a greater extent than the corresponding differences in voting rights of the Class A Common Stock and the Class B Common Stock provided in Section A.III of this Article FOURTH, and provided in each case that such distribution is otherwise made on an equal per share basis, as determined by the Board of Directors in its sole discretion.

For purposes of these Articles of Incorporation, “Convertible Securities” shall mean any securities of the Corporation (other than any class of Common Stock) or any subsidiary thereof that are convertible into, exchangeable for or evidence the right to purchase any shares of any class of Common Stock, whether upon conversion, exercise, exchange, pursuant to anti-dilution provisions of such securities or otherwise.

VI.	Liquidation Rights.

In the event of any liquidation, dissolution, or winding up of the Corporation, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of the Corporation and after payment in full of the amounts to be paid to holders of Preferred Stock as set forth in any Certificates of Designation filed with respect thereto, the remaining assets and funds of the Corporation shall be divided among, and paid ratably to the holders of Class A Common Stock and Class B Common Stock (including those persons who shall become holders of Class A Common Stock by reason of the conversion of their shares of Class B Common Stock) as a single class. For the purposes of this Section VI, a consolidation or merger of the Corporation with one or more other corporations or business entities shall not be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary.

VII.	Reclassifications, Etc.

Neither the Class A Common Stock nor the Class B Common Stock may be subdivided, consolidated, reclassified or otherwise changed unless contemporaneously therewith the other class of Common Stock is subdivided, consolidated, reclassified or otherwise changed in the same proportion and in the same manner.

VIII.	Mergers, Consolidations, Etc.

In any merger, consolidation or business combination of the Corporation with or into another corporation, whether or not the Corporation is the surviving corporation, the consideration per share to be received by holders of Class A Common Stock and Class B Common Stock in such merger, consolidation or business combination must be identical to that received by holders of the other class of Common Stock, except that in any such transaction in which shares of capital stock are distributed, such shares may differ as to voting rights to the extent and only to the extent that the voting rights of the Class A Common Stock and Class B Common Stock differ as provided herein.

IX.	Rights and Warrants.

In case the Corporation shall issue rights or warrants to purchase shares of capital stock of the Corporation, the terms of the rights and warrants, and the number of rights or warrants per share, to be received by holders of Class A Common Stock and Class B Common Stock must be identical to that received by holders of the other class of Common Stock, except that the shares of capital stock into which such rights or warrants are exercisable may differ as to voting rights to the extent and only to the extent that the voting rights of the Class A Common Stock and Class B Common Stock differ as provided herein.

X.	Transfers of Shares.

At any time during which the Corporation owns, directly or indirectly, an interest in a professional sports franchise, the ownership and transfer of shares of Common Stock will be subject to any applicable restrictions on transfer imposed by the league or other governing body with respect to such franchise (the “League”), which restrictions are described in the Corporation’s filings (including exhibits) with the Securities and Exchange Commission. If a transfer of shares of Common Stock (including any pledge or creation of a security interest therein) to a person, or the ownership of shares of Common Stock by a person, requires approval or other action by the League and such approval or other action has not been obtained or taken as required, the Corporation shall have the right by written notice to the holder to require the holder to dispose of the shares of Common Stock which triggered the need for such approval (the “excess shares”) within 10 days of delivery of such notice (a “required divestiture”). If a holder has failed to provide documentation satisfactory to the Corporation of the holder’s compliance with a required divestiture by the fifth business day following the end of the 10-day period, in addition to any other remedies the Corporation may have for such failure to comply with a required divestiture, the Corporation shall have the right, in its sole discretion, to redeem from such holder the excess shares (a “mandatory redemption”) by providing written notice of such required divestiture to the holder (a “redemption notice”) and mailing a check payable to the holder in an amount equal to 85% of the fair market value of the excess shares on the date of the notice. For purposes of establishing the fair market value of the excess shares, the fair market value of a share of Common Stock will be equal to the average of the closing sale price (or if no closing sale price is reported, the last reported sale price) of the Class A Common Stock on the New York Stock Exchange (or if the Class A Common Stock is not traded on the New York Stock Exchange on any date of determination, the principal securities exchange on which such stock is listed or quoted) over the 10-trading day period ending on the second trading day preceding the redemption notice, or such other amount as determined in good faith by the Board of Directors. A mandatory redemption shall require no action by the holder of the redeemed shares and the shares shall be deemed to be cancelled upon the delivery by the Corporation of payment therefor in accordance with this Section X.

B.	Preferred Stock.

I.	Issuance.

Preferred Stock may be issued from time to time in one or more series, the shares of each series to have such powers, designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as are stated and expressed herein or in a Certificate of Designation providing for the issuance of such series, adopted by the Board of Directors as hereinafter provided and filed with the Nevada Secretary of State.

II.	Powers of the Board of Directors.

Authority is hereby expressly granted to the Board of Directors to authorize the issue of one or more series of Preferred Stock, and with respect to each series to set forth in a Certificate of Designation provisions with respect to the issuance of such series, the powers, designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof of the shares of each series of Preferred Stock, including without limitation the following:

(a) The maximum number of shares to constitute such series and the distinctive designation thereof;

(b) Whether the shares of such series shall have voting rights, in addition to any voting rights provided by law, and, if so, the terms of such voting rights;

(c) The dividend rate (or method of determining such rate), if any, on the shares of such series, the conditions and dates upon which such dividends shall be payable, the preference or relation which such dividends shall bear to the dividends payable on any other class or classes or on any other series of capital stock, and whether such dividends shall be cumulative or non-cumulative;

(d) Whether the shares of such series shall be subject to redemption by the Corporation, and, if made subject to redemption, the times, prices and other terms and conditions of such redemption;

(e) The rights of the holders of shares of such series upon the liquidation, dissolution or winding up of the Corporation;

(f) Whether or not the Corporation has an obligation to purchase or redeem shares of such series pursuant to the operation of a retirement or sinking fund or otherwise, and, if so, the prices at which, periods within which and terms or conditions upon which, the shares of such series shall be purchased or redeemed;

(g) Whether or not the shares of such series shall be convertible into, or exchangeable for, shares of stock of any other class or classes, or of any other series of the same class, and if so convertible or exchangeable, the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting the same;

(h) The limitations and restrictions, if any, to be effective while any shares of such series are outstanding upon the payment of dividends or making of other distributions on, and upon the purchase, redemption or other acquisition by the Corporation of the Class A Common Stock, the Class B Common Stock or any other class or classes of stock of the Corporation ranking junior to the shares of such series either as to dividends or other distributions, or upon liquidation;

(i) The conditions or restrictions, if any, upon the creation of indebtedness of the Corporation or upon the issue of any additional stock (including additional shares of such series or of any other series or of any other class) ranking on a parity with or prior to the shares of such series as to dividends or distribution of assets on liquidation, dissolution or winding up; and

(j) Any other preference and relative, participating, optional, or other special rights, and qualifications, limitations or restrictions thereof as shall not be inconsistent with this Article FOURTH.

III.	Ranking.

All shares of any one series of Preferred Stock shall be identical with each other in all respects, except that shares of any one series issued at different times may differ as to the dates from which dividends or other distributions, if any, thereon shall be cumulative; and all series shall rank equally and be identical in all respects, except as permitted by the foregoing provisions of Section B.II of this Article FOURTH; and all shares of Preferred Stock shall rank senior to the Common Stock both as to dividends and other distributions, and upon liquidation.

IV.	Liquidation Rights.

Except as shall be otherwise stated and expressed in the Certificate of Designation adopted by the Board of Directors with respect to any series of Preferred Stock, in the event of any liquidation, dissolution or winding up of the Corporation, before any payment or distribution of the assets of the Corporation (whether capital or surplus) shall be made to or set apart for the holders of any class or classes of stock of the Corporation ranking junior to the Preferred Stock upon liquidation, the holders of the shares of the Preferred Stock shall be entitled to receive payment at the rate fixed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such series, plus (if dividends or other distributions on shares of such series of Preferred Stock shall be cumulative) an amount equal to all dividends or other distributions (whether or not earned or declared) accumulated to the date of final distribution to such holders; but they shall be entitled to no further payment. Except as aforesaid, if, upon any liquidation, dissolution or winding up of the Corporation, the assets of the Corporation, or proceeds thereof, distributable among the holders of the shares of the Preferred Stock shall be insufficient to pay in full the preferential amount aforesaid, then such assets, or the proceeds thereof, shall be distributed among such holders ratably in accordance with the respective amounts which would be payable on such shares if all amounts payable thereon were paid in full. For the purposes of this Section IV, a consolidation or merger of the Corporation with one or more other corporations or business entities shall not be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary.

V.	Voting.

Except as shall be otherwise stated and expressed herein or in the Certificate of Designation adopted by the Board of Directors with respect to the issuance of any series of Preferred Stock, the holders of shares of Preferred Stock shall have, with respect to such shares, no right or power to vote on any question or in any proceeding or to be represented at, or to receive notice of, any meeting of stockholders. For the avoidance of doubt, except as shall be otherwise stated and expressed in the Certificate of Designation adopted by the Board of Directors with respect to the issuance of any series of Preferred Stock, any right of the Preferred Stock, or any holder thereof, to vote pursuant to NRS 78.2055(3), 78.207(3) or 78.390(2) is hereby specifically denied.

FIFTH. The management of the business and the conduct of the affairs of the Corporation, including the election of the Chairman, if any, the President, the Treasurer, the Secretary, and other principal officers of the Corporation, shall be vested in its Board of Directors. The number of directors of the Corporation shall be fixed by the Bylaws and may be altered from time to time as provided therein. A director shall be elected to hold office until the expiration of the term for which such person is elected (which shall expire at the next annual meeting of stockholders after such person’s election), and until such person’s successor shall be duly elected and qualified.

SIXTH. Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Nevada may, on the application in a summary way of the Corporation or any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of NRS 78.630 et seq. or on the application of trustees in dissolution, order a meeting of the creditors or class of creditors, and/or the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the Corporation, as the case may be, and also on this Corporation.

SEVENTH. In furtherance and not in limitation of the powers conferred by the NRS, the Board of Directors is expressly authorized to make, alter, amend or repeal the Bylaws and to adopt any new bylaws; provided, that the Bylaws also may be amended or repealed in any respect, and any new bylaw may be adopted, in each case by the affirmative vote of the holders of at least a majority of the voting power of the outstanding stock of the Corporation entitled to vote in the election of directors.

EIGHTH. The Corporation shall, to the fullest extent permitted by the NRS (including, without limitation, NRS 78.7502 and 78.751), as the same exists or may hereafter be amended or supplemented, or by any successor thereto, indemnify each person who was or is made a party or is threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise (including as a manager of a limited liability company), including service with respect to employee benefit plans, from and against any and all of the expenses, liabilities or other matters referred to therein or covered thereby. Such right to indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person. The indemnification provided for herein shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

The liability of directors and officers of the Corporation is hereby eliminated or limited to the fullest extent permitted by the NRS. Without limiting the effect of the preceding sentence, if the NRS is amended to further eliminate or limit or authorize corporate action to further eliminate or limit the liability of directors or officers, the liability of directors and officers of the Corporation shall be automatically eliminated or limited to the fullest extent permitted by the NRS, as so amended.

No amendment, modification or repeal of this Article EIGHTH shall adversely affect any right or protection of a person that exists at the time of such amendment, modification or repeal.

NINTH. In furtherance and not in limitation of NRS 78.140, no contract or transaction between the Corporation and one or more of its directors or officers, or between the Corporation and any other corporation, partnership, association or other organization in which one or more of its directors or officers are directors or officers, or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the Board of Directors or committee thereof which authorizes the contract or transaction (or joins in the signing of a written consent which authorizes or approves the contract or transaction pursuant to NRS 78.315(2)), or solely because such director’s or officer’s vote(s) or consent(s) are counted for such purpose, if:

A. The material facts as to the director’s or officer’s relationship or interest and as to the contract or transaction are disclosed or are known to the Board of Directors or the committee, and the Board of Directors or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum; or

B. The material facts as to the director’s or officer’s relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders; or

C. The contract or transaction is fair as to the Corporation as of the time it is authorized, approved or ratified by the Board of Directors, a committee thereof, or the stockholders.

Common or interested directors may be counted in the presence of a quorum at a meeting of the Board of Directors or of a committee which authorizes the contract or transaction.

TENTH.

A.	Certain Acknowledgements; Definitions.

It is recognized that (a) certain directors and officers of the Corporation and its subsidiaries (the “Overlap Persons”) have served and may serve as directors, officers, employees and agents of MSG Knickerbockers Corp. (“MSG Knicks”), Madison Square Garden Entertainment Corp., Sphere Entertainment Co. and AMC Global Media Inc. and their respective subsidiaries and successors (each of the foregoing, including its subsidiaries and successors, is an “Other Entity”), (b) the Corporation and its subsidiaries, directly or indirectly, may engage in the same, similar or related lines of business as those engaged in by any Other Entity and other business activities that overlap with or compete with those in which such Other Entity may engage, (c) the Corporation or its subsidiaries may have an interest in the same areas of business opportunity as an Other Entity, (d) the Corporation will derive substantial benefits from the service as directors or officers of the Corporation and its subsidiaries of Overlap Persons, and (e) it is in the best interests of the Corporation that the rights of the Corporation, and the duties of any Overlap Persons, be determined and delineated as provided in this Article TENTH in respect of any Potential Business Opportunities (as defined below) and in respect of the agreements and transactions referred to herein. The provisions of this Article TENTH will, to the fullest extent permitted by law, regulate and define the conduct of the business and affairs of the Corporation and its officers and directors who are Overlap Persons in connection with any Potential Business Opportunities and in connection with any agreements and transactions referred to herein. Any person purchasing or otherwise acquiring any shares of capital stock of the Corporation, or any interest therein, will be deemed to have notice of and to have consented to the provisions of this Article TENTH. References in this Article TENTH to “directors,” “officers,” “employees” and “agents” of any person will be deemed to include those persons who hold similar positions or exercise similar powers and authority with respect to any other entity that is a limited liability company, partnership, joint venture or other non-corporate entity.

B.	Duties of Directors and Officers Regarding Potential Business Opportunities; Renunciation of Interest in Potential Business Opportunities.

The Corporation hereby renounces, on behalf of itself and its subsidiaries, to the fullest extent permitted by law, any interest or expectancy in any Potential Business Opportunity that is not a Restricted Potential Business Opportunity. If a director or officer of the Corporation who is an Overlap Person is presented or offered, or otherwise acquires knowledge of, a potential transaction or matter that may constitute or present a business opportunity for the Corporation or any of its subsidiaries, in which the Corporation or any of its subsidiaries could, but for the provisions of this Article TENTH, have an interest or expectancy (any such transaction or matter, and any such actual or potential business opportunity, a “Potential Business Opportunity”), (i) such Overlap Person will, to the fullest extent permitted by law, have no duty or obligation to refrain from referring such Potential Business Opportunity to any Other Entity and, if such Overlap Person refers such Potential Business Opportunity to an Other Entity, such Overlap Person shall have no duty or obligation to refer such Potential Business Opportunity to the Corporation or to any of its subsidiaries or to give any notice to the Corporation or to any of its subsidiaries regarding such Potential Business Opportunity (or any matter related thereto), (ii) if such Overlap Person refers a Potential Business Opportunity to an Other Entity, such Overlap Person, to the fullest extent permitted by law, will not be liable to the Corporation as a director, officer, stockholder or otherwise, for any failure to refer such Potential Business Opportunity to the Corporation, or for referring such Potential Business Opportunity to any Other Entity, or for any failure to give any notice to the Corporation regarding such Potential Business Opportunity or any matter relating thereto; (iii) any Other Entity may participate, engage or invest in any such Potential Business Opportunity notwithstanding that such Potential Business Opportunity may have been referred to such Other Entity by an Overlap Person, and (iv) if a director or officer who is an Overlap Person refers a Potential Business Opportunity to an Other Entity, then, as between the Corporation and/or its subsidiaries, on the one hand, and such Other Entity, on the other hand, the Corporation and its subsidiaries shall be deemed to have renounced any interest, expectancy or right in or to such Potential Business Opportunity or to receive any income or proceeds derived therefrom solely as a result of such Overlap Person having been presented or offered, or otherwise acquiring knowledge of, such Potential Business Opportunity, unless in each case referred to in clause (i), (ii), (iii) or (iv), such Potential Business Opportunity satisfies all of the following conditions (any Potential Business Opportunity that satisfies all of such conditions, a “Restricted Potential Business Opportunity”): (A) such Potential Business Opportunity was expressly presented or offered to the Overlap Person in his or her capacity as a director or officer of the Corporation; (B) the Overlap Person believed that the Corporation possessed, or would reasonably be expected to be able to possess, the resources necessary to exploit such Potential Business Opportunity; and (C)

such opportunity relates (x) exclusively to the ownership of a franchise in the National Hockey League located in New York, New Jersey or Connecticut or (y) exclusively to the ownership of a franchise in the National Football League, Major League Baseball or Major League Soccer located in New York, New Jersey or Connecticut; provided, that, in the case of clause (y), if the conditions in clauses (A) and (B) and the following proviso also are satisfied with respect to MSG Knicks, then the Overlap Person shall alternate referring such opportunity to the Corporation and MSG Knicks (with the first opportunity after the date hereof being referred to MSG Knicks); provided further, that, in the case of each of clauses (x) and (y), the Corporation or any of its subsidiaries is directly engaged in such business at the time the Potential Business Opportunity is presented or offered to the Overlap Person. In the event the Corporation’s board of directors, or a committee thereof, declines to pursue a Restricted Potential Business Opportunity, Overlap Persons shall be free to refer such Restricted Potential Business Opportunity to an Other Entity.

C.	Certain Agreements and Transactions Permitted.

No contract, agreement, arrangement or transaction (or any amendment, modification or termination thereof) entered into between the Corporation and/or any of its subsidiaries, on the one hand, and an Other Entity, on the other hand, before the Corporation ceased to be a direct, wholly-owned subsidiary of MSG Knicks shall be void or voidable or be considered unfair to the Corporation or any of its subsidiaries solely because such Other Entity is a party thereto, or because any directors, officers or employees of such Other Entity were present at or participated in any meeting of the board of directors, or a committee thereof, of the Corporation, or the board of directors, or committee thereof, of any subsidiary of the Corporation, that authorized the contract, agreement, arrangement or transaction (or any amendment, modification or termination thereof), or because his, her or their votes were counted for such purpose. The Corporation may from time to time enter into and perform, and cause or permit any of its subsidiaries to enter into and perform, one or more contracts, agreements, arrangements or transactions (or amendments, modifications or supplements thereto) with an Other Entity. To the fullest extent permitted by law, no such contract, agreement, arrangement or transaction (nor any such amendments, modifications or supplements), nor the performance thereof by the Corporation, any subsidiary of the Corporation or an Other Entity, shall be considered contrary to any fiduciary duty owed to the Corporation (or to any subsidiary of the Corporation, or to any stockholder of the Corporation or any of its subsidiaries) by any director or officer of the Corporation (or by any director or officer of any subsidiary of the Corporation) who is an Overlap Person. To the fullest extent permitted by law, no director or officer of the Corporation or any subsidiary of the Corporation who is an Overlap Person thereof shall have or be under any fiduciary duty to the Corporation (or to any subsidiary of the Corporation, or to any stockholder of the Corporation or any of its subsidiaries) to refrain from acting on behalf of the Corporation, any subsidiary of the Corporation or an Other Entity in respect of any such contract, agreement, arrangement or transaction or performing any such contract, agreement, arrangement or transaction in accordance with its terms and each such director or officer of the Corporation or any subsidiary of the Corporation who is an Overlap Person shall be deemed to have acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation and its subsidiaries, and shall be deemed not to have breached his or her duties (including, without limitation, the duty of loyalty) to the Corporation or any of its subsidiaries or any of their respective stockholders, and not to have derived an improper personal benefit therefrom.

D.	Amendment of Article TENTH.

No alteration, amendment or repeal of, or adoption of any provision inconsistent with, any provision of this Article TENTH will have any effect upon (a) any agreement between the Corporation or a subsidiary thereof and any Other Entity, that was entered into before the time of such alteration, amendment or repeal or adoption of any such inconsistent provision (the “Amendment Time”), or any transaction entered into in connection with the performance of any such agreement, whether such transaction is entered into before or after the Amendment Time, (b) any transaction entered into between the Corporation or a subsidiary thereof and any Other Entity, before the Amendment Time, (c) the allocation of any business opportunity between the Corporation or any subsidiary thereof and any Other Entity before the Amendment Time, or (d) any duty or obligation owed by any director or officer of the Corporation or any subsidiary of the Corporation (or the absence of any such duty or obligation) with respect to any Potential Business Opportunity which such director or officer was offered, or of which such director or officer otherwise became aware, before the Amendment Time (regardless of whether any proceeding relating to any of the above is commenced before or after the Amendment Time).

ELEVENTH. Notwithstanding anything to the contrary in these Articles of Incorporation or the Bylaws, the Corporation is hereby specifically allowed to make any distribution that otherwise would be prohibited by NRS 78.288(2)(b).

TWELFTH. If any provision or provisions of these Articles of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provision(s) in any other circumstance and of the remaining provisions of these Articles of Incorporation (including, without limitation, each portion of any paragraph of these Articles of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not, to the fullest extent permitted by applicable law, in any way be affected or impaired thereby; and (ii) to the fullest extent permitted by applicable law, the provisions of these Articles of Incorporation (including, without limitation, each such portion of any paragraph of these Articles of Incorporation containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from individual liability.

THIRTEENTH. To the fullest extent permitted by applicable law, each and every person or entity purchasing or otherwise acquiring any interest (of any nature whatsoever) in any shares of capital stock of the Corporation shall be deemed, by reason of and from and after the time of such purchase or other acquisition, to have notice of and to have consented to all of the provisions of (i) the Articles of Incorporation, (ii) the Bylaws and (iii) any amendment to the Articles of Incorporation or the Bylaws enacted or adopted in accordance with the Articles of Incorporation, the Bylaws and applicable law.

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